For period ending September 30, 2006	   Exhibit 77 Q.1

File number 811-2802


UBS CASHFUND INC.
SUB-ADVISORY CONTRACT
Contract made as of April 1, 2006, between UBS FINANCIAL SERVICES INC. (UBS Financial Services), a Delaware corporation registered as a broker-dealer under the Securities Exchange Act of 1934, as amended (1934 Act), and as an investment adviser under the Investment Advisers Act of 1940, as amended (Advisers Act), and UBS GLOBAL ASSET MANAGEMENT (AMERICAS) INC.
(UBS Global Americas), a Delaware corporation registered as an investment adviser under the Advisers Act.
WHEREAS, UBS Financial Services wishes to retain UBS Global Americas as sub-adviser to provide certain investment advisory services to UBS Financial Services in connection with UBS Financial Services services as investment adviser to UBS Cashfund Inc. (the Fund), an open-end, diversified management investment company registered under the Investment Company
Act of 1940, as amended (the 1940 Act); and
WHEREAS, UBS Global Americas is willing to render such sub-advisory services as described herein to UBS Financial Services upon the terms and for the compensation set forth below;
NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, it is agreed between the parties as follows:
      1. Appointment.  UBS Financial Services hereby appoints UBS
	 Global Americas its sub-adviser and UBS Global Americas accepts such appointment and agrees that it will furnish the services set forth in paragraph 2 below.
      2. Services. Subject to the supervision of the Funds board of directors, UBS Global America will provide a continuous investment program for the Funds portfolio, including investment research and management with respect to all securities and investments and cash equivalents in the portfolio.
	 UBS Global Americas will determine from time to time what securities and other investments will be purchased, retained or sold by the Fund. UBS Global Americas will provide the services under this Contract in accordance with the Funds investment objective, policies and restrictions as stated in the Funds current prospectus. UBS Global Americas further agrees that it:
      (a) will conform with all applicable rules and regulations of the Securities and Exchange Commission;
      (b) will place orders pursuant to its investment determinations for the Fund either directly with the issuer or with any broker or dealer. In placing orders with brokers and dealers, UBS Global Americas will attempt to obtain the best net price and the most favorable execution of its orders. Consistent with this obligation, when the execution and price offered by two or more brokers or dealers are comparable, UBS Global Americas may, in its discretion, purchase and sell portfolio securities to and from brokers and dealers who provide the Fund with research, advice and other services. In no instance will portfolio securities be purchased from or sold to UBS Financial Services, UBS Global Americas, or any affiliated person thereof except in accordance with the rules and regulations promulgated by the Securities and Exchange
	 Commission pursuant to the 1940 Act.
      (c) will maintain all books and records with respect to the Funds securities transactions and will furnish the Funds board of directors such periodic and special reports as UBS Financial
	 Services or the Funds board may request.
      3. Services Not Exclusive. UBS Global Americas services hereunder are not deemed to be exclusive, and UBS Global Americas is free to render advisory, administrative or other services to other funds or clients so long as UBS Global Americas services under this Contract are not impaired thereby.
      4. Books and Records.  In compliance with the requirements of Rule
	 31a-3 under the 1940 Act, UBS Global Americas agrees that all records it maintains for the Fund are the property of the Fund, and further agrees to surrender promptly to the Fund any such records upon the Funds request. UBS Global Americas agrees to maintain for the Fund the records the Fund is required to maintain under Rule 31a-1(b)(1) (but limited to maintaining original confirmations of purchase and sales of securities showing for each such transaction the name and quantity of securities, the unit and aggregate purchase or sale price, commission paid, the market on which effected, the trade date, the settlement date, and the name of the person through or from whom purchased or received or to whom sold or delivered) and the records the Fund is required to maintain under Rule 31a-1(b)(2)(ii), (3), (5),
	 (6), (7), (9) and (10), and to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records it maintains for the Fund.
      5. Expenses. During the term of this Contract, UBS Global Americas will pay all expenses incurred by it in connection with its services under this Contract.
      6. Compensation. For the services provided and expenses assumed pursuant to this Contract, UBS Financial Services will pay UBS
	 Global Americas a percentage of the fee received by UBS Financial Services pursuant to the Investment Advisory and Administration Contract with respect to such Series, such percentage to be equal to, on an annual basis, 0.06% of such Funds average daily net assets, such compensation to be paid monthly.
      7. Limitation of Liability. UBS Global Americas will not be liable for any error of judgment or mistake of law or for any loss suffered by UBS Financial Services or by the Fund or its shareholders in connection with the performance of this Contract, except a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations or duties under this Contract.
      8. Duration and Termination. This Contract, unless sooner terminated as provided herein, will continue automatically for successive periods of 12 months each, provided such continuance is specifically approved at least annually (a) by a vote of a majority of those members of the Funds board of directors who are not parties to this Contract or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval, and (b) by the Funds board of directors or by vote of a majority of the outstanding voting securities of the Fund. Notwithstanding the foregoing, this Contract may be terminated by either party hereto at any time, without the payment of any penalty, on 90 days written notice to the other party, and will be terminated automatically upon any termination of the Investment Advisory and Administration Contract between the Fund and UBS Financial Services. In addition, notwithstanding the foregoing, this Contract may be terminated by the Fund at any time, without the payment of any penalty, by vote of the Funds board of directors or by vote of a majority of the outstanding voting securities of the Fund on 60 days written notice to UBS Global Americas.
      9. Amendment of This Contract. No provision of this Contract may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, and no amendment of this Contract shall be effective until approved by vote of the holders of a majority of the Funds outstanding voting securities.
      10. Miscellaneous. The captions in this Contract are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Contract shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Contract shall not be affected thereby.
	 This contract shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and shall be governed by Delaware law.
IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.




Attest:/s/ Robert Zakem
Name:	Robert Zakem
Title:	Executive Director

UBS FINANCIAL SERVICES INC.



By: /s/ Stephen Roussin
Name:  Stephen Roussin
Title:	Managing Director & Head of ICS





Attest:/s/ Eric Sanders
Name:	Eric Sanders
Title:	Director and Associate General Counsel

UBS GLOBAL ASSET MANAGEMENT (AMERICAS) INC.



By: /s/ Keith A. Weller
Name:	Keith A. Weller
Title:	Executive Director & Sr. Assoc. Gen. Counsel